UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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APACHE CORPORATION

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APACHE CORPORATION

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Supplemental Information Regarding Item No. 6

Advisory Vote to Approve the Compensation of Our Named Executive Officers

Commencing on May 4, 2015, Apache Corporation sent the following communication to certain of its shareholders.

Fellow Shareholders,	May 4, 2015

Apache’s share performance has been very disappointing. In response, Apache’s board has strategically transformed its oil and gas portfolio and taken numerous and substantial governance and compensation actions. A “FOR” vote on say-on-pay would signal support for this sweeping set of changes.

Management and Governance changes. The board negotiated the retirement of its long-serving CEO, appointed as its new CEO a dual-credentialed (MBA and engineer) company veteran with a strong record of achieving superior operating results and a focus on creating shareholder value, and brought in a new, highly regarded CFO. The board appointed its first-ever independent chairman, adopted a mandatory retirement age for new directors elected after 2013 and added 7 new directors since 2011 (reducing average tenure to 7 years), rotated committee chairs, and modified its director compensation to 2/3 restricted stock to be held until leaving the board.

The board eliminated the poison pill, added a right to call a special meeting at 15%, continues to encourage shareholders to repeal its staggered board (which is on the ballot for the third time), supports 3/3/25 proxy access on this year’s ballot, formalized a double-trigger change in control provision, and added anti-hedging and pledging policies and numerous other governance provisions described in the proxy statement. The board also continues to build on one of the most active shareholder engagement programs of any US company.

Compensation changes. In each of the last two years, the board sought broad shareholder input and made numerous significant enhancements to compensation programs to reflect best practices. Long lists of these changes are included in each of the last two proxies.

To arrange the CEO’s retirement, the board agreed to pay substantial amounts of compensation stemming from a 1988 legacy evergreen contract. The retirement agreement continued vesting of RSUs and options and potential cash value for performance shares if performance goals are met, consistent with other recently retiring executives, and added a cash payment in place of other typical CEO departure perks and benefits. The resulting total separation payment of $27.2 million was very close to the average separation payment of $26.9 million awarded CEOs departing from similar-sized companies since 2010.

Finally, leading up to this retirement, the company’s existing pay plans had robustly linked the now-retired CEO’s pay to performance: his base pay was held constant since 2010; his average compensation dropped 35% from 2011/12 to 2013/14, and his realized pay dropped 66% from 2010 reported pay, 41% from 2011 reported pay, and 34% from 2012 reported pay.

With the CEO’s retirement, the board eliminated the only remaining employment contract at the company. The new CEO’s ongoing compensation was targeted below the peer median and reflects compensation best practices. The board has thus used every mechanism it had available to manage compensation optimally both leading up to the retirement and going forward.

The company’s compensation programs received 96% approval last year and reflect best practices. The board increased the target percentage of equity awards that are performance-based to 60% for the CEO and 50% for the other NEOs, better aligned the annual cash bonus plan with corporate strategy, improved the TSR program’s alignment with the shareholder experience by reducing the maximum payout and setting target achievement above median peer performance, ended CEO stock option grants and continued the long-term vesting, multiple-performance measure LTI programs that have received strong shareholder support and widespread praise. A longer list is of these changes is in the proxy statement.